                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                  SKILLSOFT CORPORATION, BTF ACQUISITION CORP.,


                                       AND


                               BOOKS24X7.COM, INC.


                                December 6, 2001




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                                TABLE OF CONTENTS
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                                                                                                                  PAGE

ARTICLE I  THE MERGER.............................................................................................  1
   1.1  The Merger................................................................................................  1
   1.2  The Closing...............................................................................................  1
   1.3  Actions at the Closing....................................................................................  2
   1.4  Additional Action.........................................................................................  3
   1.5  Conversion of Shares......................................................................................  3
   1.6  Dissenting Shares.........................................................................................  5
   1.7  Fractional Shares.........................................................................................  6
   1.8  Options and Warrants......................................................................................  7
   1.9  Escrow....................................................................................................  8
   1.10  Payment of Consideration under First Merger Agreement....................................................  9
   1.11  Articles of Organization and By-laws.....................................................................  9
   1.12  No Further Rights........................................................................................  9
   1.13  Closing of Transfer Books................................................................................  9
   1.14  Waiver of Notice.........................................................................................  9
   1.15  Tax Consequences........................................................................................  10
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................  10
   2.1  Organization, Qualification and Corporate Power..........................................................  10
   2.2  Capitalization...........................................................................................  11
   2.3  Authorization of Transaction.............................................................................  12
   2.4  Noncontravention.........................................................................................  12
   2.5  Subsidiaries.............................................................................................  13
   2.6  Financial Statements.....................................................................................  14
   2.7  Absence of Certain Changes...............................................................................  15
   2.8  Undisclosed Liabilities..................................................................................  15
   2.9  Tax Matters..............................................................................................  15
   2.10  Assets..................................................................................................  17
   2.11  Real Property...........................................................................................  17
   2.12  Intellectual Property...................................................................................  18
   2.13  Contracts...............................................................................................  20
   2.14  Accounts Receivable.....................................................................................  22
   2.15  Powers of Attorney......................................................................................  22
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
   2.16  Insurance...............................................................................................  22
   2.17  Litigation..............................................................................................  23
   2.18  Warranties..............................................................................................  23
   2.19  Employees...............................................................................................  23
   2.20  Employee Benefits.......................................................................................  24
   2.21  Environmental Matters...................................................................................  27
   2.22  Legal Compliance........................................................................................  28
   2.23  Customers and Suppliers.................................................................................  29
   2.24  Permits.................................................................................................  29
   2.25  Certain Business Relationships With Affiliates..........................................................  29
   2.26  Brokers' Fees...........................................................................................  30
   2.27  Books and Records.......................................................................................  30
   2.28  Disclosure..............................................................................................  30
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY...........................  30
   3.1  Organization, Qualification and Corporate Power..........................................................  30
   3.2  Capitalization...........................................................................................  31
   3.3  Authorization of Transaction.............................................................................  31
   3.4  Noncontravention.........................................................................................  32
   3.5  Reports and Financial Statements.........................................................................  32
   3.6  Absence of Material Adverse Change.......................................................................  33
   3.7  Litigation...............................................................................................  33
   3.8  Interim Operations of the Transitory Subsidiary..........................................................  33
   3.9  Brokers' Fees............................................................................................  33
   3.10  Disclosure..............................................................................................  34
ARTICLE IV  COVENANTS............................................................................................  34
   4.1  Closing Efforts..........................................................................................  34
   4.2  Governmental and Third-Party Notices and Consents........................................................  34
   4.3  Stockholder Approval.....................................................................................  34
   4.4  Operation of Business....................................................................................  35
   4.5  Access to Information....................................................................................  37
   4.6  Exclusivity..............................................................................................  38
   4.7  Expenses.................................................................................................  39
   4.8  Indemnification..........................................................................................  39
   4.9  Rule 145 Affiliates......................................................................................  39
   4.10  Listing of Merger Shares................................................................................  40

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                                                                                                                  PAGE

   4.11  Continuity of Business Enterprise.......................................................................  40
   4.12  Benefit Plans...........................................................................................  40
ARTICLE V  CONDITIONS TO CONSUMMATION OF MERGER..................................................................  41
   5.1  Conditions to Each Party's Obligations...................................................................  41
   5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary.....................................  41
   5.3  Conditions to Obligations of the Company.................................................................  43
   5.4  Frustration of Closing Conditions........................................................................  45
ARTICLE VI  INDEMNIFICATION......................................................................................  45
   6.1  Indemnification by the Company Stockholders..............................................................  45
   6.2  Indemnification by the Buyer.............................................................................  46
   6.3  Indemnification Claims...................................................................................  46
   6.4  Survival of Representations and Warranties...............................................................  50
   6.5  Limitations..............................................................................................  51
ARTICLE VII  REGISTRATION RIGHTS.................................................................................  52
   7.1  Registration of Shares...................................................................................  52
   7.2  Limitations on Registration Rights.......................................................................  52
   7.3  Registration Procedures..................................................................................  53
   7.4  Requirements of Company Stockholders.....................................................................  54
   7.5  Indemnification..........................................................................................  54
   7.6  Assignment of Rights.....................................................................................  54
   7.7  Rule 144 Requirements....................................................................................  55
ARTICLE VIII  TERMINATION........................................................................................  55
   8.1  Termination of Agreement.................................................................................  55
   8.2  Effect of Termination....................................................................................  56
ARTICLE IX  DEFINITIONS..........................................................................................  56
ARTICLE X  MISCELLANEOUS.........................................................................................  59
   10.1  Press Releases and Announcements........................................................................  59
   10.2  No Third Party Beneficiaries............................................................................  59
   10.3  Entire Agreement........................................................................................  60
   10.4  Succession and Assignment...............................................................................  60
   10.5  Counterparts and Facsimile Signature....................................................................  60
   10.6  Headings................................................................................................  60
   10.7  Notices.................................................................................................  60
   10.8  Governing Law...........................................................................................  61
   10.9  Amendments and Waivers..................................................................................  62
   10.10  Severability...........................................................................................  62
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   10.11  Submission to Jurisdiction.............................................................................  62
   10.12  Construction...........................................................................................  62


Exhibit A -   Escrow Agreement
Exhibit B -   Investment Representation Letter
Exhibit C -   Opinion of Counsel to the Company
Exhibit D -   Opinion of Counsel to the Buyer and the Transitory Subsidiary

Schedule 4.9  Company Rule 145 Affiliates
Schedule 6.1  Indemnifying Stockholders

                          AGREEMENT AND PLAN OF MERGER

         Agreement entered into as of December 6, 2001 by and among SkillSoft Corporation, a Delaware corporation (the "Buyer"), BTF Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Books24x7.com, Inc., a Massachusetts corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

         On December 5, 2001 the Company and BTFS, Inc., a Massachusetts corporation (the "Company Merger Sub") entered into an Agreement and Plan of Merger (the "First Merger Agreement") pursuant to which the Company Merger Sub will merge into the Company and the common stockholders of the Company will receive cash in exchange for their capital stock of the Company (the "First Merger").

         This Agreement contemplates a merger of the Transitory Subsidiary into the Company which shall take effect after the completion of the First Merger. In such merger, the stockholders of the Company will receive cash and common stock of the Buyer in exchange for their capital stock of the Company.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                  THE MERGER

         1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files Articles of Merger, in accordance with Section 78 of the Massachusetts Business Corporation Law (the "Articles of Merger"), with the Secretary of State of the Commonwealth of Massachusetts. The Merger shall have the effects set forth in Section 80 of the Massachusetts Business Corporation Law.

         1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on December 28, 2001, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

         1.3  ACTIONS AT THE CLOSING. At the Closing:

                  (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

                  (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

                  (c) the Surviving Corporation shall file with the Secretary of State of the Commonwealth of Massachusetts the Articles of Merger;

                  (d) each of the stockholders of record of the Company immediately prior to the Effective Time (the "Company Stockholders") shall deliver to the Buyer the certificate(s) representing his, her or its Company Shares (as defined below);

                  (e) the Buyer shall deliver certificates for the Merger Shares (as defined below) to be delivered by the Buyer at Closing in accordance with
Section 1.5;

                  (f) the Buyer shall pay (by check or by wire transfer) to each Company Stockholder (rounded up to the nearest $.01) the cash portion of the Merger Consideration into which his, her or its Company Shares (as defined below) are converted pursuant to Section 1.5;

                  (g) the Buyer, Michael T. Fitzgerald and Lawrence G. Finch (the "Indemnification Representatives") and United States Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as EXHIBIT A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.9 and a wire transfer for the Escrow Cash (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.9; and

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                  (h) the Buyer shall pay by wire transfer to Silicon Valley
Bank all amounts due under the Company's credit facility in accordance with payoff instructions provided by the Company no later than three days prior to the Closing Date.

         1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

         1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                  (a) Each share of (i) Common Stock, $.01 par value per share, of the Company ("Common Shares"), (ii) Series A Preferred Stock, $.01 par value per share, of the Company ("Series A Shares"), (iii) Series B Preferred Stock, $.01 par value per share, of the Company ("Series B Shares"), (iv) Series C Preferred Stock, $.01 par value per share, of the Company ("Series C Shares"),
(v) Series D Preferred Stock, $.01 par value per share, of the Company ("Series D Shares"), and (vi) Series E Preferred Stock, $.01 par value per share, of the Company ("Series E Shares") (the Series A Shares, the Series B Shares, the Series C Shares, the Series D Shares and the Series E Shares are collectively referred to herein as the "Preferred Shares" and the Preferred Shares and the Common Shares are collectively referred to herein as the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive from Buyer (subject to the provisions of Section 1.9) consideration equal to the Merger Value (as defined below).

                  (b) For purposes of this Agreement, the "Merger Value" shall equal the Merger Consideration (as defined below) divided by the Fully Diluted Common Share Equivalents (as defined below). "Merger Consideration" shall mean the sum of (i) $6,400,000 and (ii) the Closing Value (as defined below) of 1,240,054 shares of common stock, $.001 par value per share, of the Buyer (the "Buyer Common Stock"), subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between date of this Agreement and the Effective Time, minus (iii) the consideration to be paid by Buyer under the terms of the First Merger Agreement (as set forth in Section 1.10 below). "Fully Diluted Common Share Equivalents" shall mean the sum of (i) the number of outstanding Common Shares immediately prior to the Effective Time (after giving

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effect to the conversion into Common Shares of all outstanding Preferred
Shares) and (ii) the number of Common Shares issuable upon exercise of all Options and Warrants (each as defined below) outstanding immediately prior to the Effective Time, but minus (iii) 337,500 Common Shares, subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Common Shares between date of this Agreement and the Effective Time. "Closing Value" means the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the five consecutive trading days ending the business day before the Effective Time, subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock during such five consecutive trading days.

                  (c) Subject to the provisions of paragraph (g) below, each holder of Company Shares may elect to receive the Merger Consideration payable to such holder in (i) cash, (ii) such number of shares of Buyer Common Stock as is equal to the Conversion Ratio (as hereinafter defined) multiplied by the number of Company Shares held by him, her or it, or (iii) a combination of cash and Buyer Common Stock. Each holder of Company Shares shall make an irrevocable election of the form of Merger Value selected by such holder and provide written notice of such election to the Buyer no less than one day prior to the Effective Date. Subject to the provisions of paragraph (g) below, any such holder who fails to make such election shall conclusively be deemed to have elected to receive cash. It shall be a condition to any such holder's right to receive Buyer Common Stock that such holder shall have executed and delivered to Buyer an Investment Representation Letter in the form attached hereto as EXHIBIT B. The "Conversion Ratio" shall be the Merger Value, in the case of Preferred Shares, multiplied by the number of Common Shares into which each such Preferred Share is convertible, and in each case, divided by the Closing Value.

                  (d) Each Indemnifying Stockholder (as defined below) shall be entitled to receive at the Closing 90% of the Merger Consideration into which his, her or its Company Shares were converted pursuant to this Section 1.5 (in proportion to the amount of cash and Buyer Common Stock received by each such Indemnifying Stockholder); the remaining 10% of the Merger Consideration into which his, her or its Company Shares were converted pursuant to this Section 1.5 shall be deposited in escrow pursuant to Section 1.9 (in proportion to the amount of cash and Buyer Common Stock received by each such Indemnifying Stockholder) and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Each Company Stockholder who is not an Indemnifying Stockholder shall entitled to receive at the Closing

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100% of the Merger Consideration into which his, her or its Company Shares were converted pursuant to this Section 1.5.

                  (e) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

                  (f) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

                  (g) In the event the aggregate amount of cash payable (i) to holders of Company Shares, (ii) to holders of Options and Warrants upon exercise of such Options and Warrants and (iii) under the provisions of the First Merger Agreement is less than $6,400,000 (or such lesser sum as shall not prevent the Merger from being characterized as a tax free reorganization for purposes of
Section 368(a) of the Code) then all holders of Company Shares who have elected to receive Buyer Common Stock in connection with the Merger shall be deemed to have irrevocably elected to receive, on a pro rata basis, such lesser amount of Buyer Common Stock (valued at the Closing Value), and such greater amount of cash, as shall be required such that the total amount of cash payable by the Buyer in connection with the Merger and the First Merger shall not be less than $6,400,000; provided, however that if payment of cash of $6,400,000 under the Merger and the First Merger would prevent the Merger from being characterized as a tax free reorganization for purposes of Section 368(a) of the Code, then all holders of Company Shares who have elected to receive cash in connection with the Merger (but not the First Merger) shall be deemed to have irrevocably elected to receive, on a pro rata basis, such additional number of shares of Buyer Common Stock (valued at the Closing Value), and such lesser amount of cash, as shall be required to permit the Merger to be characterized as a tax free reorganization for purposes of Section 368(a) of the Code.

                  (h) The Company shall provide to the Buyer a final schedule of all Merger Consideration payable to each Company Stockholder, and specifying the allocation of Buyer Common Stock and cash, no less than one day prior to the Effective Date.

         1.6 DISSENTING SHARES.

                  (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Sections 86 through 98 of the Massachusetts Business Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to Section 1.5, unless such Company Stockholder's right to appraisal shall have ceased in accordance with Section 96 of the Massachusetts Business Corporation Law. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Stockholder the Merger Consideration to which such holder is entitled pursuant to Section 1.5 less, in the case of an Indemnifying Stockholder, 10% of the Merger Consideration to which such holder is entitled pursuant to Section 1.5, which amount shall be delivered to the Escrow Agent.

                  (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Massachusetts Business Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

         1.7 FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Buyer Common Stock issuable in connection with the Merger (the "Merger Shares") shall be issued to former Company Stockholders upon the surrender for exchange of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Buyer Common Stock pursuant to Section
1.5 (the "Certificates"), and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been

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entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the Closing Value, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive, subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between date of this Agreement and the Effective Time.

         1.8 OPTIONS AND WARRANTS.

                  (a) As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to the Company's 1994 Stock Option Plan or the Company's 2000 California Stock Option Plan (collectively, the "Option Plans") or otherwise (collectively such options are referred to herein as the "Options"), whether vested or unvested, and the Option Plans, insofar as they relate to Options outstanding under such Plans as of the Closing, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

                  (b) As of the Effective Time, all warrants to purchase Common Shares issued by the Company (the "Warrants"), whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant at the Effective Time, (i) such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Warrant multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) or (ii) cash in an amount equal to the Merger Value subject to the unexercised portion of such Warrant. The exercise price per share of each such assumed Warrant shall be equal to the exercise price of such Warrant immediately prior to the Effective Time, divided by the Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, and all of the other terms of the Warrants shall otherwise remain unchanged.

                  (c) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options and Warrants, as amended by this Section 1.8, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8 and such notice).

                  (d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options and Warrants assumed in accordance with this Section 1.8. Within 10 days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its Reasonable Best Efforts (as defined below) to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

                  (e) The Company shall obtain, prior to the Closing, the consent from each holder of a Warrant to the amendment of such Warrant pursuant to this Section 1.8 (unless such consent is not required under the terms of the applicable agreement).

         1.9 ESCROW.

                  (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent (i) a certificate (issued in the name of the Escrow Agent or its nominee) representing 10% of the Merger Shares otherwise issuable to the Indemnifying Stockholders at the Effective Time (the "Escrow Shares"), and (ii) cash in the amount of 10% of the cash portion of the Merger Consideration otherwise payable to the Indemnifying Stockholders at the Effective Time (the "Escrow Cash"), each as described in Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement. The Escrow Shares and the Escrow Cash shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares and the Escrow Cash shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

                  (b) The adoption of this Agreement and the approval of the Merger by the Indemnifying Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares and the Escrow Cash in escrow and the appointment of the Indemnification Representatives.

         1.10 PAYMENT OF CONSIDERATION UNDER FIRST MERGER AGREEMENT. At the Closing, the Buyer shall pay the consideration payable to the Company's common stockholders under the terms of the First Merger Agreement in accordance with the terms and conditions of the First Merger Agreement.

         1.11 ARTICLES OF ORGANIZATION AND BY-LAWS.

                  (a) The Articles of Organization of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Organization of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

                  (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

        1.12 NO FURTHER RIGHTS. From and after the Effective Time, no
Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

        1.13 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company
Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

        1.14 WAIVER OF NOTICE. The adoption of this Agreement and the approval of the Merger by the holders of the Preferred Shares shall constitute waiver of the notice provisions of Article IV.C, Section 4(g) and Article IV. D,
Section 4(l) of the Company's articles of organization.

        1.15 TAX CONSEQUENCES. It is intended by the Parties hereto that the Merger shall constitute a "reorganization" within the meaning of
Section 368 of the Code. Unless this Agreement is otherwise terminated, the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure logically relates to such other paragraphs. For purposes of this Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees of the Company with respect to the matter in question.

         2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Organization and By-laws. The Company is not in default under or in violation of any provision of its Articles of Organization or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries (as defined below), taken as a whole; other than any event, change or occurrence relating (a) to a worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement, (b) to the economy or financial markets in general, (c) in general to the industries in which the Company operates and not disproportionately relating to the Company or (d) to the announcement of the transactions contemplated by this Agreement.

         2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (a) 27,000,000 Common Shares, of which, as of the date of this Agreement, 459,952.85 shares were issued and outstanding and no shares were held in the treasury of the Company, (b) 13,114,346 Preferred Shares, of which
(i) 50,000 shares have been designated as Series A Convertible Preferred Stock, of which, as of the date of this Agreement, no shares were issued and outstanding, (ii) 7,692 shares have been designated as Series B Convertible Preferred Stock, of which, as of the date of this Agreement, 7,692 shares were issued and outstanding, (iii) 5,384 shares have been designated as Series C Convertible Preferred Stock, of which, as of the date of this Agreement, 5,384 shares were issued and outstanding, (iv) 51,270 shares have been designated as Series D Convertible Preferred Stock, of which, as of the date of this Agreement, 51,270 shares were issued and outstanding, and (v) 13,000,000 shares have been designated as Series E Convertible Preferred Stock, of which, as of the date of this Agreement, 11,988,153 shares were issued and outstanding.
Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding Options and Warrants indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible,
(C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

         2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and the First
Merger Agreement and to perform its obligations hereunder and thereunder.
The execution and delivery by the Company of this Agreement, subject to the adoption of this Agreement and the approval of the Merger by (a) holders of two thirds of all outstanding Company Shares, on an as-converted basis, voting as a single class, (b) holders of two thirds of all outstanding Preferred Shares, on an as-converted basis, voting as a single class and (c) holders of a majority the Series D Shares and the Series E Shares, on an as-converted basis, voting as a single class (the "Requisite Stockholder Approval"), the execution and delivery by the Company of the First Merger Agreement, subject to the adoption of the First Merger Agreement and the approval of the First Merger by (w) holders of two-thirds of the outstanding Common Shares, (x) holders of two-thirds of the Preferred Shares, on an as converted basis, voting as a single class, (y) holders of 67% of the Series D Shares and the Series E Shares, on an as-converted basis, voting as a single class and (z) holders of two-thirds of the Common Shares and the Preferred Shares, on an as converted basis, voting as a single class (the "Requisite First Merger Stockholder Approval"), the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of this Agreement and the First Merger Agreement has been duly and validly executed and delivered by the Company and each constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.4 NONCONTRAVENTION. Subject to the filing of articles of merger as required by the Massachusetts Business Corporation Law, neither the execution and delivery by the Company of this Agreement or the First Merger Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Articles of Organization or By-laws of the Company or the charter, By-laws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the

Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under (other than an acceleration of the vesting of Options), create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. None of the actions contemplated by the First Merger Agreement or Section 1.8 of this Agreement requires the consent from the holder of any Option. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

         2.5 SUBSIDIARIES.

                  (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and
(v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

                  (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, By-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, By-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

                  (c) Except for investments in mutual funds, money market accounts or similar investments, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

         2.6 FINANCIAL STATEMENTS. The Company has provided to the Buyer (a) the audited consolidated balance sheets and statements of operations, stockholders' deficit and cash flows of the Company as of and for each of the last two fiscal years; and (b) the audited consolidated balance sheet and statements of operations, stockholders' deficit and cash flows as of and for the nine months ended as of September 30, 2001 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries.

          2.7 ABSENCE OF CERTAIN CHANGES. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

         2.8 UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for
(a) liabilities shown on the balance sheet referred to in clause (b) of Section
2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

         2.9 TAX MATTERS.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Taxes" means all taxes, charges, fees, levies or
other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                           (ii) "Tax Returns" means all reports, returns,
declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                           (iii) "Affiliated Group" means a group of
corporations with which the Company or any Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

                           (iv) "Affiliated Period" means any period in which
the Company or a Subsidiary was a member of an Affiliated Group.

                  (b) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries as of the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and do not exceed those accruals and reserves, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

                  (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since January 1, 1998. Section 2.9(c) of the Disclosure Schedule lists the federal income Tax Returns of the Company and each Subsidiary for taxable years ended on or after December 31, 1997, that have been audited by the Internal Revenue Service. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or has been threatened by any Tax authority verbally or in a writing received by the Company. Neither the Company nor any Subsidiary has been informed verbally or in writing by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (d) Neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the

Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or
(v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                  (e) None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                  (f) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code or that will result in such adjustment for any taxable year ending after the Closing Date.

                  (g) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

         2.10 ASSETS. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Such tangible assets are, in the aggregate, free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

         2.11 REAL PROPERTY. Neither the Company nor any Subsidiary owns any real property. Section 2.11 of the Disclosure Schedule lists all real property leased or subleased to or by the Company or any Subsidiary. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases listed in Section 2.11 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.11 of the Disclosure Schedule:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

                  (c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease; and

                  (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         2.12 INTELLECTUAL PROPERTY.

                  (a) Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company or the Subsidiaries to other parties (together, the "Customer Deliverables") and (ii) to operate the internal systems of the Company or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company or a Subsidiary (except pursuant to agreements or licenses specified in Section 2.12(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property owned by the Company. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof,
(iii) mask works and registrations and applications for registration thereof,
(iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary.

                  (b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.
Section 2.12(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

                  (c) Section 2.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement), other than licenses granted in the Ordinary Course of Business under the Company's standard click through license agreement (the form of which has been provided to Buyer), pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

                  (d) Section 2.12(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs not incorporated into or bundled with the Customer Receivables licensed by the Company pursuant to "shrink wrap" licenses).

                  (e) Neither the Company nor any Subsidiary has disclosed a material portion of the source code for any of the software owned by the Company or a Subsidiary (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.12(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

                  (f) Except for the copyrightable materials for which a license or agreement is identified on Section 2.12(d) of the Disclosure Schedule, all of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. No portion of such copyrightable materials was jointly developed with any third party except for such jointly developed copyrightable materials for which the Company has been assigned all right, title and interest of such third party therein.

                  (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

         2.13 CONTRACTS.


                  (a) Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

                           (i) any agreement (or group of related agreements)
for the lease of personal property from or to third parties providing for future lease payments in excess of $25,000;

                           (ii) any agreement (or group of related agreements)
for the purchase or sale of products or for the furnishing or receipt of services (A) which involves a remaining amount of more than $100,000, or (B) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                           (iii) any agreement establishing a partnership or
joint venture;

                           (iv) any agreement (or group of related agreements)
currently in effect under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving an outstanding balance of more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                           (v) any agreement concerning noncompetition or by
which the Company is bound by any confidentiality provisions;

                           (vi) any employment or consulting agreement currently
in effect;

                           (vii) any agreement not yet fully performed involving
any officer, director or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

                           (viii) any agreement not listed elsewhere in Section
2.13 of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

                           (ix) any agreement which contains any provisions
requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

                           (x) any agreement under which the Company is
obligated to pay royalties, license fees or other amounts based on its sales revenues; and

                           (xi) any other agreement (or group of related
agreements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.

                  (b) The Company has delivered to the Buyer a complete and accurate copy of the First Merger Agreement and each agreement listed in Section
2.12 or Section 2.13 of the Disclosure Schedule. With respect to the First Merger Agreement and each other agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

         2.14 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and, to the Company's knowledge, collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are, to the Company's knowledge, collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

         2.15 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

         2.16 INSURANCE. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is currently a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

         2.17 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

         2.18 WARRANTIES. The Company has not incurred any material liability in fulfilling its obligations under any guaranty, warranty, right of return and indemnity provisions with respect to Customer Deliverables during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why it will incur any material liability with respect thereto in the future.

         2.19 EMPLOYEES.

                  (a) Section 2.19 of the Disclosure Schedule contains a list of all current employees of the Company and each Subsidiary whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company or any Subsidiary has entered into a confidentiality/assignment of inventions agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all current employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

                  (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

         2.20 EMPLOYEE BENEFITS.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Employee Benefit Plan" means any "employee
pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

                           (ii) "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

                           (iii) "ERISA Affiliate" means any entity which is, or
at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

                  (b) Section 2.20(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has timely made all required contributions thereto and there are no benefit obligations which are not properly accounted for by reserves or footnoted in accordance with GAAP on the Financial Statements. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation
Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been accurately completed and timely submitted.

                  (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability. No Employee Benefit Plan is or within the last three calendar years has been the subject of or received notice that it is the subject of examination by a Governmental Entity or has been a participant in a government sponsored amnesty, voluntary compliance or similar program.

                  (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and
Section 401(m)(2) of the Code for each plan year ending prior to the Closing
Date.

                  (e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (g) There are no unfunded or Company funded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. No Employee Benefit Plan has assets which include securities issued by the Company or any Affiliate.

                  (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan. No Employee Benefit Plan is maintained for employees outside the United States or is subject to the laws of any country other than the United States.

                  (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan. Each individual who has received compensation for the performance of services on behalf of the Company has been properly classified as an employee or independent contractor in accordance with applicable law.

                  (k) Section 2.20(k) of the Disclosure Schedule discloses each:
(i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (l) Section 2.20(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of September 30, 2001.

         2.21 ENVIRONMENTAL MATTERS.

                  (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

                  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

                  (c) Set forth in Section 2.21(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

                  (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

         2.22 LEGAL COMPLIANCE. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, including, without limitation applicable laws, rules and regulations relating to privacy, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Without limitation of the foregoing, the Company is in compliance with its posted privacy statement and the license agreement governing the Company's use of the "TRUSTe" mark.

         2.23 CUSTOMERS AND SUPPLIERS. Section 2.23 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company or a Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture or deliver products or perform services will result in a loss at the gross margin (calculated by limiting costs of sales to the cost of publisher royalties incurred with respect thereto) to the Company or any Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

         2.24 PERMITS. Section 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

         2.25 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which are on other than market terms and conditions for the provision of good or services not previously disclosed in Section 2.13 of the Disclosure Schedule and which have occurred or existed during the time period covered by the Financial Statements.

         2.26 BROKERS' FEES. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.27 BOOKS AND RECORDS. The minute books and other similar records of the Company and each Subsidiary contain records, whether in final or draft form, which are complete and accurate in all material respects, of actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

         2.28 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to Section 5.2(f) of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

         3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of the charter and by-laws of the Buyer and the Transitory Subsidiary. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole; other than any event, change or occurrence relating (a) to a worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement, (b) to the economy or financial markets in general, (c) in general to the industries in which the Buyer operates and not disproportionately relating to the Buyer or (d) to the announcement of the transactions contemplated by this Agreement; provided, further, that a decline in the trading price of the Buyer Common Stock in and of itself shall not constitute a Buyer Material Adverse Effect.

         3.2 CAPITALIZATION. The authorized capital stock of the Buyer consists of (a) 50,000,000 shares of Buyer Common Stock, of which 16,304,319 shares were issued and outstanding as of November 30, 2001, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. As of November 30, 2001, there were an aggregate of 2,541,086 shares of Buyer Common Stock subject to outstanding options pursuant to the Buyer's 1998 Stock Incentive Plan, 1999 Non-Employee Director Stock Option Plan and 2001 Stock Incentive Plan. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares and all of the shares of Buyer Common Stock issuable upon the exercise of any Option or Warrant will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth above and pursuant to the Buyer's 2001 Employee Stock Purchase Plan, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer.

         3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

         3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Articles of Merger as required by the Massachusetts Business Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

         3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended January 31, 2001, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 31, 2000 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 31, 2000 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred since July 31, 2001 which, with the passage of time, would require the filing by the Buyer of a current report on Form 8-K. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer. Buyer is eligible to use Form S-3 in connection with the registration of the Merger Shares and the shares of Buyer Common Stock issuable upon the exercise of any Option or Warrant in accordance with the provisions of Article VII of this Agreement. The description of capital stock contained in Buyer's Form 8-A filed with the SEC on January 10, 2000 is true and correct in all material respects as of the date hereof.

         3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since July 31, 2001, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

         3.7 LITIGATION. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

         3.8 INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

         3.9 BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.10 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to Section 5.3(f) of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV
                                   COVENANTS

         4.1 CLOSING EFFORTS. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

         4.2 GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS. Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

         4.3 STOCKHOLDER APPROVAL.

                  (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Massachusetts Business Corporation Law. In connection with such special meeting of stockholders, the Company shall provide to its stockholders a written proxy or information statement (the "Disclosure Statement") which includes a statement that appraisal rights are available for the Company Shares pursuant to Sections 86 through 98 of the Massachusetts Business Corporation Law. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). The Company shall include in the Disclosure Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

                  (b) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite First Merger Stockholder Approval of the First Merger, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Massachusetts Business Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders a written proxy or information statement (the "First Merger Disclosure Statement") which includes a statement that appraisal rights are available for the Company Shares pursuant to Sections 86 through 98 of the Massachusetts Business Corporation Law. The Company shall include in the First Merger Disclosure Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of the First Merger Agreement and the approval of the First Merger.

                  (c) David F. Parkinson, Commonwealth Capital Ventures, L.P., Sigma Partners III, L.P., Sigma Associates III, L.P. and Sigma Investors III, L.P. each agree (i) to vote all Company Shares that are beneficially owned by him, her or it in favor of the adoption of the First Merger Agreement and this Agreement and the approval of the First Merger and this Merger and (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company. The obligations of the Company Stockholders set forth in this Section 4.3(c) shall terminate upon the termination of this Agreement.

         4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement (including, without limitation, consummation of the First Merger), during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, except pursuant to the terms of the First Merger Agreement, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the
Buyer:

                  (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the date hereof) in such a manner as would reasonably be expected to result in a Company Material Adverse Effect or would prevent or hinder the transactions contemplated by this Agreement;

                  (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) other than in the Ordinary Course of Business: create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (d) other than amendments to Option vesting schedules or reduction of shares subject thereto, enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.20(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.18 of the Disclosure Schedule);

                  (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                  (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest (other than Security Interests created under the after acquired property clause of any existing credit facility);

                  (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                  (h) amend its charter, by-laws or other organizational documents;

                  (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (j) other than amendments to Option vesting schedules or shares subject thereto, and other than amendments to Warrants permitted by the terms of this Agreement, enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                  (k) make or commit to make any capital expenditure in excess of $20,000 in the aggregate;

                  (l) institute or settle any Legal Proceeding;

                  (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the conditions to the Merger set forth in Article V not being satisfied; or

                  (n) agree in writing or otherwise to take any of the foregoing actions.

         4.5 ACCESS TO INFORMATION.

                  (a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

                  (b) Each of the Buyer and the Transitory Subsidiary (i) shall treat and hold as confidential any Confidential Information (as defined below),
(ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company or any Subsidiary that is furnished to the Buyer or the Transitory Subsidiary by the Company or any Subsidiary in connection with this Agreement; PROVIDED, HOWEVER, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer or the Transitory Subsidiary,
(C) which the Buyer or the Transitory Subsidiary knew or to which the Buyer or the Transitory Subsidiary otherwise had rightful access prior to disclosure or
(D) which the Buyer or the Transitory Subsidiary rightfully obtains from a source other than the Company or a Subsidiary.

                  (c) The Buyer shall permit representatives of the Company to have reasonable access (at reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer) to financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Buyer.

                  (d) The Company (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Buyer all tangible embodiments (and all copies) thereof which are in its possession.

         4.6 EXCLUSIVITY.

                  (a) Except with respect to the First Merger, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer or customers of the Company in the

Ordinary Course of Business) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

                  (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer

         4.7 EXPENSES. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the First Merger Agreement and the transactions contemplated hereby and thereby; provided, however, that if the Merger is consummated, the Company and the Subsidiaries shall not incur more than an aggregate of $100,000 in legal and accounting fees and expenses in connection with the Merger and the First Merger (which fees and expenses shall be paid at Closing).

         4.8 INDEMNIFICATION. The Buyer shall not take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Organization or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

         4.9 RULE 145 AFFILIATES. SCHEDULE 4.9 sets forth a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company, within the meaning of Rule 145 promulgated under the Securities Act (each such person, a "Rule 145 Affiliate"). The Company shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates pursuant to the terms of this Agreement reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Time, upon the request of any holder of shares of Buyer Common Stock issued in the Merger that is not then a Rule 145 Affiliate of the Buyer). The forgoing shall not prohibit a transfer by a Company Stockholder which is a partnership to a partner of such partnership; provided that that such partner shall be bound by the terms of this Section 4.8.

         4.10 LISTING OF MERGER SHARES. The Buyer shall list the Merger Shares and the shares of Buyer Common Stock issuable upon the exercise of any Option or Warrant on the Nasdaq National Market.

         4.11 CONTINUITY OF BUSINESS ENTERPRISE. After the Closing, the Buyer will continue at least the historic business of the Company, or use a significant portion of the Company's historic business assets in a business, within the meaning of Treasury Regulation section 1.368-1(d).

         4.12 BENEFIT PLANS.

                  (a) Within a reasonable period of time after the Effective Time, Buyer shall take all reasonable action so that employees of the Company shall be entitled to participate in each employee benefit plan, program or arrangement of the Buyer of general applicability (the "Buyer Benefits Plans") to the same extent as similarly-situated employees of the Buyer and its Subsidiaries (it being understood that inclusion of the employees of the Company in the Buyer Benefits Plans may occur at different times with respect to different plans.) To the extent permitted by law and the terms of the plans, the Buyer shall cause each Buyer Benefits Plan in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of the Buyer to amend or terminate any of the Company's Benefits Plans in accordance with their terms at any time.

                  (b) If employees of the Company become eligible to participate in a medical, dental or health plan of the Buyer, the Buyer shall use its Reasonable Best Effots to provide that each such plan may (i) waive any preexisting condition limitations to the extent such conditions are covered unconditionally under the applicable medical, health or dental plans of Buyer and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time to the extent required by law.

                  (c) The Company shall terminate its plan which is qualified under Section 401(k) of the Code (the "Company 401k Plan") by resolution adopted by the Company prior to the Effective Time, on terms reasonably acceptable to the Buyer and shall simultaneously amend said Company 401k Plan to the extent necessary to comply with all applicable law to the extent not previously amended. The Buyer hereby agrees that, with the approval of the plan administrator of the Buyer's tax-qualified 401(k) plan (the "Buyer's 401(k) Plan"), which approval will not be unreasonably withheld, the Buyer will cause Buyer's 401(k) Plan to accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made with respect to Company's employees pursuant to the Company's 401(k) Plan by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to Buyer's 401(k) Plan in accordance with this Section 4.12(d) shall at all times be 100% vested and shall be invested in accordance with the provisions of the Buyer's 401(k) Plan. In this regard, Company represents (i) that Company's 401(k) Plan has obtained a determination letter from the Internal Revenue Service to the effect that Company's 401(k) Plan is qualified under Section 401(a) of the Code and that the related trust is exempt from federal income taxes under Section 501(a) of the Code, or (ii) that Company's 401(k) Plan has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has furnished to Buyer a copy of the most recent IRS determination or opinion letter with respect to Company's 401(k) Plan and nothing has occurred which could reasonably be expected to cause the loss of the tax-qualified status of Company's 401(k) Plan. In the case of any Company employee, the Buyer's Plan will take into account, for eligibility and vesting purposes, such employee's pre-Closing service creditable to such employee for purposes of Company's 401(k) Plan.

                                   ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the condition that this Agreement and the Merger shall have received the Requisite Stockholder Approval and the satisfaction of the condition that the First Merger shall have become effective.

         5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

                  (a) the aggregate number of (i) Dissenting Shares and (ii) dissenting shares under the First Merger shall not exceed 10% of the number of outstanding Common Shares as of the date of this Agreement (calculated after giving effect to the conversion into Common Shares of all outstanding Company Shares);

                  (b) the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries;

                  (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Company Material Adverse Effect for purposes of this Section 5.2(c));

                  (d) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 5.2 is satisfied in all respects;

                  (g) each of the Company Stockholders receiving Buyer Common Stock as part of their Merger Consideration shall have executed and delivered to the Buyer an Investment

Representation Letter and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act;

                  (h) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in EXHIBIT C attached hereto, addressed to the Buyer and dated as of the Closing Date;

                  (i) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries; and

                  (j) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request no less than five business days prior to the Closing in connection with the Closing.

         5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the Merger Shares, and all shares of Buyer Common Stock issuable upon the exercise of any Option or Warrant, shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance;

                  (b) the Buyer shall have obtained (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Buyer or the Transitory Subsidiary;

                  (c) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty, individually or in the aggregate, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Buyer Material Adverse Effect for purposes of this Section 5.3(c));

                  (d) each of the Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (f) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

                  (g) the Company shall have received a written opinion from Foley, Hoag & Eliot to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Foley, Hoag & Eliot does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company in form and substance reasonably satisfactory to the Company (it being agreed that the Company and the Buyer shall each provide reasonable cooperation, including making reasonable and customary representations, to Foley, Hoag & Eliot or Hale and Dorr LLP, as the case may be, to enable them to render such opinion);

                  (h) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Company and dated as of the Closing Date; and

                  (i) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request no less than five business days prior to the Closing in connection with the Closing.

         5.4 FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Buyer or Transitory Subsidiary may rely on the failure of any condition set forth in
Article V to be satisfied if such failure was caused by such party's failure to use Reasonable Best Efforts to satisfy such condition and consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE VI
                                INDEMNIFICATION

         6.1 INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. The Company Stockholders listed on SCHEDULE 6.1 attached hereto (the "Indemnifying Stockholders") shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer resulting from, relating to or constituting:

                  (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

                  (b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

                  (c) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company (other than (A) rights arising under this Agreement or the First Merger Agreement, (B) the right to receive the merger consideration to which such stockholder is entitled pursuant to this Agreement or the First Merger Agreement, (C) appraisal rights under the applicable provisions of the Massachusetts Business Corporation Law, and (D) rights under the Options and Warrants assumed by the Buyer under the terms of this Agreement); (ii) any rights of a stockholder (other than (A) rights arising under this Agreement or the First Merger Agreement, (B) the right to receive the merger consideration to which such stockholder is entitled pursuant to this Agreement or the First Merger Agreement, (C) appraisal rights under the applicable provisions of the Massachusetts Business
Corporation Law, and (D) rights under the Options and Warrants assumed by the Buyer under the terms of this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Organization or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased or acquired by the Company.

         6.2 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

         6.3 INDEMNIFICATION CLAIMS.

                  (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

                  (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the

Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such amount of Escrow Cash and such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such amount of Escrow Cash and such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount, which notice shall also inform the Escrow Agent that the remaining amount due with respect to the Claimed Amount shall be the original Claimed Amount less the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute"). For purposes of this
Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the five consecutive trading days ending one business day before such delivery is to be made by the Escrow Agent, multiplied by the number of such Escrow Shares, subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock during such five consecutive trading days.

                  (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

                  (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the

Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

                  (f) For purposes of this Section 6.3 and the last two sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this
Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

         6.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) expire on the date one year following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Cash or Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Cash and Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

         6.5 LIMITATIONS.

                  (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Stockholders under this Article VI shall not exceed the Escrow Cash and the Escrow Shares and the aggregate liability of the Buyer under this Article VI shall not exceed an amount equal to the Escrow Cash and the value of the Escrow Shares as of the Closing Date (calculated at the Closing Value), (ii) neither the Indemnifying Stockholders, on the one hand, nor the Buyer, on the other hand, shall be liable pursuant to Section 6.1(a) or
Section 6.2, respectively, for any individual claim that is less than $5,000, and (iii) neither the Indemnifying Stockholders nor the Buyer shall be liable under this Article VI unless and until the aggregate Damages for which they or it would otherwise be liable exceed $150,000 (at which point the Indemnifying Stockholders and the Buyer shall become liable for the aggregate Damages, and not just amounts in excess of $150,000). Notwithstanding the foregoing, (i) the limitations set forth in clause (iii) of the previous sentence shall not apply to (A) a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2 or 2.3 (or the portion of the Company Certificate relating thereto) or to a breach of the covenants set forth in Sections 4.5(b) or 4.7 or (B) a claim pursuant to Section
6.2 relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3 (or the portion of the Buyer Certificate relating thereto) and (ii) the limitations set forth in clauses (i), (ii) and (iii) of the previous sentence shall not apply to a claim pursuant to Section 6.2 relating to the Buyer's failure to comply with the provisions of Sections 1.3(e), 1.3(f), 1.3(g), 1.3(h), 1.5, 1.7, 1.8, 1.9, 1.10, 4.5(b), 4.8, 4.10 and
4.11 and Article VII of this Agreement. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Section 2.28) and all representations and warranties of the Buyer and the Transitory Subsidiary in Article III (other than Section 3.10) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

                  (b) The Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI.

                  (c) After the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

                  (d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                  ARTICLE VII
                              REGISTRATION RIGHTS

         7.1 REGISTRATION OF SHARES. The Buyer shall submit to the Indemnification Representatives for their prior review, and file with the SEC within 30 days following the Closing, a registration statement on Form S-3 covering the resale to the public by the Company Stockholders of the Merger Shares and all shares of Buyer Common Stock issuable upon the exercise of any Warrant exercised within 15 days after the Closing Date (the "Stockholder Registration Statement"). The Buyer shall deal with and respond in good faith to all SEC comments within 10 days of receipt thereof and shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC within 60 days after the Closing Date. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the effective date of such Stockholder Registration Statement or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

         7.2 LIMITATIONS ON REGISTRATION RIGHTS.

                  (a) The Buyer may, by written notice to the Company Stockholders, suspend the Stockholder Registration Statement after effectiveness, for one or more periods of up to 30 days each (but not more often than 30 days in any consecutive six month period), and require that the Company Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

                  (b) If the Buyer suspends the Stockholder Registration Statement or requires the Company Stockholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to reinstate the effectiveness of the

Stockholder Registration Statement and/or give written notice to all Company Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders given pursuant to this paragraph (b), and the Company Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

         7.3 REGISTRATION PROCEDURES.

                  (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

                  (b) The Buyer shall use its best efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States within 60 days after the Closing Date; PROVIDED, HOWEVER, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

                  (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders in excess of $7,500 (which fees up to $7,500 shall be paid by the Buyer).

         7.4 REQUIREMENTS OF COMPANY STOCKHOLDERS. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

                  (a) the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Merger Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

                  (b) such Company Stockholder shall have provided to the Buyer its written agreement:

                           (i) to indemnify the Buyer and each of its directors
and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this
Section 7.4; and

                           (ii) to report to the Buyer sales made pursuant to
the Stockholder Registration Statement.

         7.5 INDEMNIFICATION. The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Company Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer in writing by or on behalf of a Company Stockholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

         7.6 ASSIGNMENT OF RIGHTS. A Company Stockholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, to the partners of such partnership pursuant to a pro rata distribution, PROVIDED each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

         7.7 RULE 144 REQUIREMENTS. For a period of two years after the Closing Date, the Company agrees to use its Reasonable Best Efforts to file with the SEC in a timely manner all reports and other documents required of the Buyer under the Exchange Act.

                                  ARTICLE VIII
                                  TERMINATION

         8.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

                  (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

                  (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

                  (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before January 31, 2002 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

                  (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before January 31, 2002 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

         8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for obligations under Section 4.5 and except for any liability of any Party for breaches of this Agreement).

                                   ARTICLE IX
                                   DEFINITIONS

         For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM                                               SECTION
------------                                               -------

ADR Procedure                                              6.3(d)
ADR Service                                                6.3(d)
Affiliate                                                  2.13(a)(vii)
Affiliated Group                                           2.9(a)(iii)
Affiliated Period                                          2.9(a)(iv)
Agreed Amount                                              6.3(c)
Articles of Merger                                         1.1
Buyer                                                      Introduction
Buyer Benefit Plans                                        4.12(a)
Buyer Certificate                                          5.3(f)
Buyer Common Stock                                         1.5(c)
Buyer Material Adverse Effect                              3.1
Buyer Reports                                              3.5
Buyer's 401(k) Plans                                       4.12(d)

CERCLA                                                     2.21(a)
Certificates                                               1.7
Claim Notice                                               6.3(b)
Claimed Amount                                             6.3(b)
Closing                                                    1.2
Closing Date                                               1.2
Closing Value                                              1.5(b)
Code                                                       1.8(a)
Common Shares                                              1.5(a)
Company                                                    Introduction
Company Certificate                                        5.2(f)
Company Intellectual Property                              2.12(a)
Company Material Adverse Effect                            2.1(a)
Company Merger Sub                                         Introduction
Company Shares                                             1.5(a)
Company Stockholders                                       1.3(d)
Company's 401(k) Plan                                      4.12(d)
Confidential Information                                   4.5(b)
Controlling Party                                          6.3(a)
Conversion Ratio                                           1.5(c)
Customer Deliverables                                      2.12(a)
Damages                                                    6.1
Disclosure Schedule                                        Article II
Disclosure Statement                                       4.3(a)
Dispute                                                    6.3(c)
Dissenting Shares                                          1.6(a)
Effective Time                                             1.1
Employee Benefit Plan                                      2.20(a)(i)
Environmental Law                                          2.21(a)
ERISA                                                      2.20(a)(ii)
ERISA Affiliate                                            2.20(a)(iii)
Escrow Agent                                               1.3(g)
Escrow Agreement                                           1.3(g)
Escrow Cash                                                1.9(a)
Escrow Shares                                              1.9(a)
Expected Claim Notice                                      6.4

Exchange Act                                               2.13(a)(vii)
Financial Statements                                       2.6
First Merger                                               Introduction
First Merger Agreement                                     Introduction
First Merger Disclosure Statement                          4.3(b)
Fully Diluted Common Share Equivalents                     1.5(b)
GAAP                                                       2.6
Governmental Entity                                        2.4
Indemnification Representatives                            1.3(g)
Indemnified Party                                          6.3(a)
Indemnifying Party                                         6.3(a)
Indemnifying Stockholders                                  6.1
Intellectual Property                                      2.12(a)
Internal Systems                                           2.12(a)
Legal Proceeding                                           2.17
Materials of Environmental Concern                         2.21(b)
Merger                                                     1.1
Merger Consideration                                       1.5(b)
Merger Shares                                              1.7
Merger Value                                               1.5(b)
Most Recent Balance Sheet                                  2.8
Most Recent Balance Sheet Date                             2.6
Non-controlling Party                                      6.3(a)
Option Plans                                               1.8(a)
Options                                                    1.8(a)
Ordinary Course of Business                                2.4
Parties                                                    Introduction
Permits                                                    2.24
Preferred Shares                                           1.5(a)
Reasonable Best Efforts                                    4.1
Requisite First Merger Stockholder Approval                2.3
Requisite Stockholder Approval                             2.3
Response                                                   6.3(c)
Rule 145 Affiliate                                         4.9
SEC                                                        3.5
Securities Act                                             1.8(c)

Security Interest                                          2.4
Series A Shares                                            1.5(a)
Series B Shares                                            1.5(a)
Series C Shares                                            1.5(a)
Series D Shares                                            1.5(a)
Series E Shares                                            1.5(a)
Software                                                   2.12(e)
Stockholder Registration Statement                         7.1
Subsidiary                                                 2.5(a)
Surviving Corporation                                      1.1
Taxes                                                      2.9(a)(i)
Tax Returns                                                2.9(a)(ii)
Transitory Subsidiary                                      Introduction
Value                                                      6.3(c)
Warrants                                                   1.8(b)

                                   ARTICLE X
                                 MISCELLANEOUS

         10.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         10.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (a) the provisions in
Article I concerning the payment of the Merger Consideration and the assumption of Options and Warrants, Sections 4.10 and 4.11 and the provisions of Article VII concerning registration rights are intended for the benefit of the Company Stockholders and the holders of Options and Warrants, as applicable, (b) the provisions in Section 4.8 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns,
(c) the provisions of Section 6.2 concerning the indemnification of the Indemnifying Stockholders are intended for the benefit of the Indemnifying Stockholders, (d) the provisions of Section 1.3(h) are for the benefit of Silicon

Valley Bank and (e) the provisions of Section 1.10 are for the benefit of the Company's common stockholders receiving the consideration under the First Merger Agreement.

         10.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Non-Disclosure Agreement dated October 29, 2001 between the Buyer and the Company and paragraph 10 of the Letter of Intent dated November 20, 2001 between the Buyer and the Company shall remain in effect in accordance with their respective terms.

         10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

         10.5 COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         10.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

IF TO THE COMPANY:                         COPY TO:

Books24x7.com, Inc.                        Ian M. Starr, Esq.
100 River Ridge Drive                      One Financial Center
Suite 104                                  28th Floor
Norwood, Massachusetts  02062              Boston, Massachusetts  02111
Attention:  David F. Parkinson

                                           AND TO:

                                           Foley, Hoag & Eliot
                                           One Post Office Square
                                           Boston, Massachusetts  02109
                                           Attention:   Paul Bork, Esq.


IF TO THE BUYER OR                         COPY TO:
THE TRANSITORY SUBSIDIARY:
                                           Hale and Dorr LLP
SkillSoft Corporation                      60 State Street
20 Industrial Park Drive                   Boston, Massachusetts  02109
Nashua, New Hampshire  03062               Attention:  Patrick J. Rondeau, Esq.
Attention:  Charles E. Moran

         Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

         10.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; PROVIDED, HOWEVER, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Massachusetts Business Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         10.11 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.11, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

         10.12 CONSTRUCTION.

                  (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                  (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the date first above written.

                                   SKILLSOFT CORPORATION

                                   By: /s/ Charles E. Moran
                                       -----------------------------------------

                                   Title: President and Chief Executive Officer


                                   BTF ACQUISITION CORP.

                                   By: /s/ Thomas J. McDonald
                                       -----------------------------------------

                                   Title:  Vice President and Treasurer


                                   BOOKS24x7.com, Inc.

                                   By: /s/ David F. Parkinson
                                       -----------------------------------------

                                   Title: President

                                   By: /s/ Michael B. Iacobucci
                                       -----------------------------------------

                                   Title:  Treasurer



         The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of
Section 4.3(c).

                                   /s/ David F. Parkinson
                                   ---------------------------------------------
                                   David F. Parkinson

                                        COMMONWEALTH CAPITAL VENTURES L.P.

                                        By:  Commonwealth Venture Partners,
                                             L.P., Its General Partner



                                             By: /s/ R. Stephen McCormack
                                                --------------------------------
                                                General Partner


                                        SIGMA ASSOCIATES III, L.P.

                                        By:  Sigma Management III, L.P.



                                             By: /s/ Lawrence G. Finch
                                                --------------------------------
                                                General Partner


                                        SIGMA INVESTORS III, L.P.

                                        By:  Sigma Management III, L.P.



                                             By: /s/ Lawrence G. Finch
                                                --------------------------------
                                                General Partner

                                        SIGMA PARTNERS III, L.P.


                                        By:  Sigma Management III, L.P.



                                             By: /s/ Lawrence G. Finch
                                                --------------------------------
                                                General Partner